Exhibit 10.1

TO;	THE BOARD OF DIRECTORS
COMMAND CENTER, INC.

FROM: JEFF WILSON, CFO

SUBJECT: RESIGNATION FROM BOARD

DATE:  JULY 9, 2015

Gentlemen:

Effective today, I hereby submit my resignation as a member of the Board of Directors.  My resignation is submitted for the sole reason of allowing the Board to fill my Board position with an outside, independent director.  It is not my intention that this resignation will impact my position or continuing service to Command Center as Chief Financial Officer.

I confirm for you that I have no disagreement on any matter relating to the company’s operations, policies or practices.  I very much look forward to working with all of you to advance the interests of Command Center and its shareholders.

Very truly yours,

       /s/

Jeff Wilson, CFO